Exhibit 99.1

GLENFARNE MERGER CORP. COMMON STOCK AND WARRANTS TO COMMENCE TRADING
SEPARATELY ON MAY 10, 2021

New York, NY – (May 10, 2021) -- Glenfarne Merger Corp. (Nasdaq: GGMC) (the “Company”) today announced that the holders of the units sold in the Company’s initial public offering completed on March 23, 2021 may elect to separately trade the Class A common stock and warrants underlying the units commencing on May 10, 2021. Those units that are not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”), under the ticker symbol “GGMCU,” and the Class A common stock and the warrants are expected to trade under the symbols “GGMC” and “GGMCW,” respectively.

Glenfarne Merger Corp. is a blank check company led by the management team at Glenfarne Group, LLC, newly incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities in the energy transition and electrification sector in the Americas. For more information, please visit www.glenfarnemerger.com.

Mizuho Securities USA LLC acted as sole book-running manager in the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the public offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Glenfarne Group

Glenfarne is a privately held energy and infrastructure development and management firm based in New York City and Houston, Texas with offices in Panama City, Panama; Santiago, Chile and Bogota, Colombia. Glenfarne’s seasoned executives, asset managers and operators develop, acquire, manage and operate energy and infrastructure assets throughout North and South America and Asia. For more information, please visit www.glenfarnegroup.com.

Contact:

Kris Cole

Pro-glenfarne@prosek.com

(310) 652-1411